FOR IMMEDIATE RELEASE                                                     Contact: Tammy Nystuen
                                            Select Comfort Corporation
                                        (763) 551-7496
                                        tamara.nystuen@selectcomfort.com

SELECT COMFORT CORPORATION
APPOINTS STEVE GULIS TO BOARD OF DIRECTORS

MINNEAPOLIS - (July 19, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the Sleep Number® bed, today announced that it has expanded its board of directors to 11 members and appointed Stephen L. Gulis, Jr. to serve on the board effective immediately. Gulis will also serve as a member of the board’s Audit Committee.

Gulis currently serves as executive vice president, chief financial officer and treasurer of Wolverine World Wide, Inc., and also serves on the board of directors of Independent Bank Corporation, a publicly traded bank holding company.

“Steve Gulis is a highly accomplished financial executive in the consumer products industry who also brings substantial experience in international supply chain and distribution, information systems and strategic planning. Steve’s expertise and insights will be valuable in helping to guide Select Comfort’s continued profitable growth,” said Bill McLaughlin, chairman and chief executive officer of Select Comfort. “Steve has been instrumental in Wolverine’s growth over the last decade, and we look forward to bringing his experience in performance management and process to our journey.”

Prior to joining Wolverine World Wide in 1985, Gulis served six years on the audit staff of the national accounting firm of Deloitte and Touche. He is a CPA and received a Bachelor's degree in Business Administration  from Northern Michigan University.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation’s leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort’s products are sold through its 369 retail stores located nationwide, through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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(1)	Top 25 Bedding Retailers, Furniture Today, May 23, 2005

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